ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Yanglin Soybean Inc.

We hereby consent to the use of our report dated March 29, 2008, except for note 21, as to which the date is August 20, 2008, with respect to the financial statements of Yanglin Soybean, Inc. as of December 31, 2007, 2006, 2005 and 2004 on Form S-1 Amendment No. 4 to be filed on or about February 12, 2009. We also consent to the use or our name and the reference to us in the Experts section of the Registration Statement.

Albert Wong & Co.
Hong Kong
Dated: February 11, 2009